Exhibit 99.2

Settlement Agreement

This Settlement Agreement (this “Agreement”) is effective as of September 30, 2012 (the “Effective Date”) by and among the parties signatory hereto.

RECITALS

The undersigned parties desire to enter into this Agreement in settlement of various differences the parties have with respect to the EGM (as defined below) called by certain members of the Shareholder Group and various related matters. For purposes of this Agreement, the “Shareholder Group” is defined collectively as the entities and individuals listed on Annex A hereto.

NOW THEREFORE, in consideration of the foregoing recitals and the provisions set forth herein, the validity and sufficiency of which the Parties acknowledge, the parties agree as follows.

New Board

1.	Board Governance. Following the EGM, the board of directors (the “Board”) of China Hydroelectric Corporation (the “Company”) shall be comprised of the following directors:

a.	Moonkyung Kim, Jui Kian Lim, Amit Gupta and Yun Pun Wong as new directors;

b.	Dr. Lin as a remaining director;

c.	Shadron Stastney. Within one business day following the Effective Date, the Board shall appoint Shadron Stastney to fill a vacancy in the Board as a Class I director with a term expiring at the 2013 annual general meeting of shareholders; and

d.	the new CEO of the Company, when selected by the Board.

Mr. Kuhns, Mr. Hochman, Mr. Outerbridge, and Mr. Dixon hereby agree that they are no longer directors of the Company as a result of the vote at the EGM. Within one business day following the Effective Date, Dr. Cao shall resign from the Board. Dr. Cao, Mr. Kuhns, Mr. Hochman, Mr. Outerbridge and Mr. Dixon shall be collectively referred to in this Agreement as the “Departing Directors”. The Company hereby agrees to pay to the Departing Directors in the ordinary course any accrued and unpaid director’s fees through the date of the EGM. The Board members listed above agree to vote in favor of any resolutions necessary to achieve the agreed upon Board composition.

The Company

2.	Dismissal of Litigation. The Company will dismiss all pending claims (including, for this purpose, claims that have been dismissed without prejudice), against the members of the Shareholder Group, with prejudice not later than the next business day following the Effective Date.

3.	EGM: The Company, Vicis Capital, LLC (“Vicis”), the Departing Directors, the remaining directors, John Kuhns and Mary Fellows hereby acknowledge and will not challenge the validity of the September 28, 2012 extraordinary general meeting of the Company (the “EGM”), from and after the date hereof.

4.	Expense Reimbursement. The Departing Directors have approved the Company’s reimbursement of the Shareholder Group’s out-of-pocket fees and expenses in connection with the proxy contest and related litigation. Prior to the EGM, the Company has agreed, and the new Board shall ratify the agreement of the Company, to pay, in US dollars, promptly upon receipt of invoices therefor (and to use reasonable best efforts to remit currency to the US for such purpose), the out-of-pocket fees and expenses of the Company in connection with the proxy contest and related litigation, including those of Morgan Stanley & Co., DLA Piper, Hunton & Williams, LLP, Appleby’s and Morrow & Co.

Senior Management

5.	Promptly following execution of this Agreement, John Kuhns and Mary Fellows (Fellows and Kuhns, collectively defined for purposes of this Agreement as “Senior Management”) shall each resign from their current executive officer positions and any and all other positions with the Company and each of its direct or indirect subsidiaries (“Subsidiaries”) on or prior to 5pm Eastern Standard Time on September 30, 2012 and agree to serve as senior advisors to the Board until December 15, 2012 for total advisory fees (for the period October 1, 2012 to December 15, 2012) of US$125,000 and US$65,000, respectively, in accordance with current payroll practices, and shall be reimbursed and/or advanced any travel expenses incurred at the Company’s request.

a.	After completion of their advisory roles, the Company shall pay a total sum of US$1,250,000 and US$500,000, to John Kuhns and Mary Fellows, respectively, which such amounts shall be paid in US dollars in cash in twenty-four (24) equal monthly installments, commencing January 15, 2013. The payment of the advisory fees and the amounts set forth in this clause shall be in full and final satisfaction of all of the Company’s and any of its Subsidiaries’ or controlled affiliates’ obligations to each of John Kuhns and Mary Fellows (including under their respective employment agreements), except for any indemnification or advancement rights contained in the Company’s Amended and Restated Memorandum and Articles of Association or agreements that are otherwise publicly disclosed in filings with the Securities and Exchange Commission, which are preserved.

b.	All unvested options allotted to John Kuhns and Mary Fellows will expire and all vested options must be exercised within 90 days from December 15, 2012.

c.	The current employment agreements between the Company, on the one hand, and John Kuhns and Mary Fellows, respectively, on the other hand, are terminated, except for their indemnification provisions and provisions relating to the executive’s post-termination obligations as set forth under the employment agreements.

d.	For the avoidance of doubt, the members of the Shareholder Group have no payment obligations under this Section 5.

6.	Senior Management Standstill / Mutual Cooperation. From the date hereof through the earlier of (x) forty-five (45) days following any failure to make a payment due in 2012 or 2013 under paragraph 5; (y) January 29, 2015, in the event that the Company has failed to pay John Kuhns an aggregate amount of US$1,250,000 or Mary Fellows an aggregate amount of US$500,000 (in each case excluding the advisory fees payable pursuant to Section 5 above) on or prior to January 29, 2015; or (z) the 2017 Annual General Meeting of Shareholders of the Company, which shall be held no later than October 31, 2017 (the “Management Standstill Period”) and without the consent of the Board, none of the members of Senior Management, shall directly or indirectly (through their respective affiliates or related parties):

a.	engage in any “solicitation” of proxies, consent or other authority to vote any share capital of the Company;

b.	make, initiate, solicit or submit a proposal (public or otherwise) for, or offer of (with or without conditions), any tender offer or exchange offer, merger, acquisition, business combination, restructuring, recapitalization, take private or similar transaction with respect to the Company or any of its Subsidiaries;

c.	take any action to remove or oppose the election or re-election of any of the members of the board of the Company proposed by the Shareholder Group or the Board, including any action to seek to change the size or composition of the Board;

d.	make false statements in a public forum regarding the Company, its past or present officers or its directors, the Shareholder Group or its or their respective officers or employees;

e.	take any action, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or any of its Subsidiaries;

f.	propose any matter for submission to a vote of shareholders of the Company or call or seek to call a meeting of the shareholders of the Company;

g.	form, join or in any way engage in discussions relating to the formation of, or in any way participate in, any “group” with respect to the Company’s shares; and

h.	acquire, individually or in the aggregate, beneficial ownership of ordinary shares of the Company, directly or indirectly, including through ownership of ADSs, in excess of 30% of the issued and outstanding ordinary shares of the Company.

Vicis

7.	Vicis Standstill/Mutual Cooperation. From the date hereof through the earlier of (i) the day that is ninety (90) days after the date on which Shadron Stastney (or any other director appointed by Vicis) ceases to be on the Board and (ii) the date of the 2015 Annual General Meeting of Shareholders, which shall be held no later than October 31, 2015 (the period ending on the earlier of (i) or (ii), the “Vicis Standstill Period”) and without the consent of the Board, Vicis shall not directly or indirectly (through its respective affiliates, employees or related parties):

a.	engage in any “solicitation” of proxies, consent or other authority to vote any share capital of the Company;

b.	take any action to remove or oppose the election or re-election of any of the members of the board of the Company proposed by the Shareholder Group or the Board, including any action to seek to change the size or composition of the Board or otherwise seek to expand the its representation on the Board;

c.	call or seek to call a meeting of the shareholders of the Company;

d.	make false statements in a public forum regarding the Company, its past or present officers or its directors, the Shareholder Group or its or their respective officers or employees; and

e.	form, join or in any way engage in discussions relating to the formation of, or in any way participate in, any “group” with respect to the Company’s shares.

Notwithstanding anything to the contrary contained herein, nothing in the foregoing clauses (a) - (e) above will restrict the manner in which any director affiliated with Vicis may (1) vote on any matter submitted for consideration by the Board or the shareholders of the Company, (2) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in their capacity as members of the Board, or (3) take any other actions that will allow them to exercise their fiduciary duties and obligations as directors of the Company.

8. Preemptive Rights. Vicis and each member of the Shareholder Group shall have the right to participate pro rata in any sale of equity securities by the Company during the Vicis Standstill Period, for so long as such party shall beneficially own fifteen percent (15%) or more of the outstanding Ordinary Shares (directly or indirectly, including through ownership of ADSs); provided that such pre-emptive right shall not apply to the sale of equity securities (i) issued in connection with a business combination involving the Company, including by merger, consolidation, stock purchase or otherwise, (ii) issued in connection with an underwritten registered public offering under the Securities Act of 1933, (iii) issued in connection with a Rule 144A offering led by an investment bank or (iv) to officers, directors and employees of the

Company pursuant to stock grants, option plans, purchase plans and other employee stock incentive programs or arrangements approved by the board of directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement.

9. Transition. Each of the Company and the members of the Shareholder Group, Vicis, the current Board and Senior Management shall cooperate to smoothly transition governance of the Company to the new Board, including without limitation, (a) preservation and transfer of all corporate documents, (b) transfer of control of the bank accounts (and all account information) and replacement of authorized signatories, (c) resignations and appointments of board members and/or legal representatives of the Company’s Subsidiaries, (d) disclosure, unwinding and termination of all the related party contracts, which shall include without limitation, the office lease agreements in the U.S. and China between the Company and parties related to John Kuhns, and any other agreements between the Company or its Subsidiaries on the one hand, and Senior Management or parties related to Senior Management on the other hand, all as determined in good faith by the new Board, (e) furnishing information relating to all existing and past business discussions with any third party that is not currently disclosed and (f) all such other matters with respect to the transition of the business reasonably requested by the new Board.

10. Further Assurance. Each of the Company and the members of the Shareholder Group, Vicis, the current Board and the Senior Management agree to co-operate, perform all such further acts and things and execute and deliver all such other agreements, instruments and documents as reasonably necessary to implement each of the items agreed in this Agreement.

11. Mutual Release. (i) the Company, Senior Management, Departing Directors and Vicis (on behalf of themselves and each of their officers, directors, partners, shareholders, employees, agents and affiliates) shall forever fully release, discharge and hold harmless each member of the Shareholder Group (and each of their respective officers, directors, partners, shareholders, employees, agents and affiliates, solely in their capacities as such), and (ii) the Company and each member of the Shareholder Group (on behalf of itself and each of its officers and directors) shall forever fully release, discharge and hold harmless Senior Management, Departing Directors, and Vicis (and each of their officers, directors, partners, shareholders, employees, agents and affiliates, solely in their capacities as such), in each case from and against any and all known or unknown, present or future, fixed or contingent claims of any nature whatsoever arising out of actions, events or omissions occurring on or prior to the Effective Date and which relate, directly or indirectly, to the Company, any investments in the Company, any such person’s services, compensation or benefits while affiliated with the Company, or any payments by the Company to any such person released pursuant to this Section 11 (and specifically excluding for the sake of clarity any obligations of the parties arising out of this Agreement) (collectively, “Claims”). Notwithstanding the foregoing, Claims against any party (and, as applicable, such party’s officers, directors, partners, shareholders, employees, agents and affiliates, solely in their capacities as such) set forth above in this Section 11 shall not be released pursuant to this Agreement or otherwise unless such party is signatory to this Agreement.

12. Governing Law. This agreement is governed by New York law and all legal proceedings regarding its terms, the parties rights hereunder, or any alleged breach, shall be brought exclusively in New York County, New York, with each party agreeing to consent to personal jurisdiction, to waive any defense of inconvenient forum, to accept service of process via first class mail and Federal Express and further agreeing to waive trial by jury. Each of the parties hereto agrees that, in the event of a breach or threatened breach of this Agreement by any other party, the other parties shall be entitled, in addition to any other remedies to which they may be entitled at law, to equitable relief, including a right to rescind or set aside agreements executed or actions taken in violation of this Agreement, and an injunction or injunctions, to prevent any breaches and to enforce specifically this Agreement’s terms and provisions. In the event of litigation concerning this Agreement, the prevailing party shall be entitled to recover its reasonable attorney’s fees and expenses.

If you are in agreement, please sign this signature page.

China Hydroelectric Corporation

By:	/s/ John D. Kuhns
	Name:	John D. Kuhns
	Title:	Chairman and Chief Executive Officer

Vicis Capital, LLC

By:	/s/ Shadron Lee Stastney
	Name:	Shadron Lee Stastney
	Title:	Partner

John Kuhns

/s/ John Kuhns

Mary Fellows

/s/ Mary Fellows

Richard H. Hochman

/s/ Richard H. Hochman

Anthony H. Dixon

/s/ Anthony H. Dixon

CHC Settlement Agreement

If you are in agreement, please sign this signature page.

Shadron Lee Stastney

/s/ Shadron Lee Stastney

Stephen Outerbridge

/s/ Stephen Outerbridge

Dr. You-Su Lin

/s/ Dr. You-Su Lin

CHC Settlement Agreement

If you are in agreement, please sign this signature page.

NEWQUEST CAPITAL MANAGEMENT
(CAYMAN) LIMITED

By:	/s/ Bonnie Lo
Name:	Bonnie Lo
Title:	Authorized Signatory

NEWQUEST ASIA FUND I (G.P.) LTD.

By:	/s/ Bonnie Lo
Name:	Bonnie Lo
Title:	Authorized Signatory

By:	/s/ Darren Massara
Name:	Darren Massara
Title:	Authorized Signatory

NEWQUEST ASIA FUND I, L.P.
By: NewQuest Asia Fund I (G.P.) Ltd.

By:	/s/ Bonnie Lo
Name:	Bonnie Lo
Title:	Authorized Signatory

By:	/s/ Darren Massara
Name:	Darren Massara
Title:	Authorized Signatory

CPI BALLPARK INVESTMENTS LTD

By:	/s/ Bonnie Lo
Name:	Bonnie Lo
Title:	Authorized Signatory

CHC Settlement Agreement

If you are in agreement, please sign this signature page.

SWISS RE FINANCIAL PRODUCTS CORPORATION

By:	/s/ Elizabeth A. Mullins
Name:	Elizabeth A. Mullins
Title:	Authorized Signatory

CHINA ENVIRONMENT FUND III, L.P.
By: China Environment Fund III Management, L.P., its general partner

By: China Environment Fund III Holdings Ltd., its general partner

By:	/s/ Yun Pun Wong
Name:	Yun Pun Wong
Title:	Authorized Signatory

CHINA ENVIRONMENT FUND III MANAGEMENT, L.P.
By: China Environment Fund III Holdings
Ltd., its general partner

By:	/s/ Yun Pun Wong
Name:	Yun Pun Wong
Title:	Authorized Signatory

CHINA ENVIRONMENT FUND III HOLDINGS LTD.

By:	/s/ Yun Pun Wong
Name:	Yun Pun Wong
Title:	Authorized Signatory

CHC Settlement Agreement

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DONALD C. YE

By:	/s/ Donald C. Ye

SHELBY CHEN

By:	/s/ Shelby Chen

MICHAEL LI

By:	/s/ Michael Li

LARRY ZHANG

By:	/s/ Larry Zhang

IAN ZHU

By:	/s/ Ian Zhu

AQUA RESOURCES ASIA HOLDINGS LIMITED

By:	/s/ Kimberly Tara
Name:	Kimberly Tara
Title:	Director

CHC Settlement Agreement

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AQUA RESOURCES FUND LIMITED
By: FourWinds Capital Management, its investment manager

By:	/s/ Kimberly Tara
Name:	Kimberly Tara
Title:	CEO, FourWinds Capital Management

FOURWINDS CAPITAL MANAGEMENT

By:	/s/ Kimberly Tara
Name:	Kimberly Tara
Title:	CEO, FourWinds Capital Management

ABRAX

By:	/s/ Manuel Salvisberg
Name:	Manuel Salvisberg
Title:	Director

ABRAX LIMITED

By:	/s/ Manuel Salvisberg
Name:	Manuel Salvisberg
Title:	Director

IWU INTERNATIONAL LTD.

By:	/s/ Li Wu Fehlmann
Name:	Li Wu Fehlmann
Title:	Director

CHC Settlement Agreement

ANNEX A

Shareholder Group

•	NewQuest Capital Management (Cayman) Limited

•	NewQuest Asia Fund I (G.P.) Ltd.

•	NewQuest Asia Fund I, L.P.

•	CPI Ballpark Investments Ltd

•	Swiss Re Financial Products Corporation

•	China Environment Fund III, L.P.

•	China Environment Fund III Management, L.P.

•	China Environment Fund III Holdings Ltd.

•	Donald C. Ye

•	Shelby Chen

•	Michael Li

•	Larry Zhang

•	Ian Zhu

•	Aqua Resources Asia Holdings Limited

•	Aqua Resources Fund Limited

•	FourWinds Capital Management

•	Abrax

•	Abrax Limited

•	IWU International Ltd

CHC Settlement Agreement